EXHIBIT 10.9

China Media Networks International, Inc.

Independent Contractor Agreement

Parties:	China Media Networks International, Inc. (CMNI)

FP Associates (FP)
61 Mill Pond
North Andover, MA 01845

Arrangement:

FP will act as an independent contractor to CMNI and its subsidiaries. FP’s work shall consist of managing and directing the sales and marketing organization as well as identifying and evaluating potential strategic acquisitions for CMNI and its subsidiaries, assisting with due diligence, assisting with deal structuring analysis and negotiations with potential acquisition targets, and assisting CMNI and its subsidiaries in obtaining additional financing.

The parties agree that there is no minimum amount of work FP is required to provide CMNI and its subsidiaries under this Agreement.

FP will provide a monthly update to the CEO of CMNI of its activities and progress.

Compensation:	CMNI shall pay FP a monthly fee for its services equal to $10,000.00 for so long as this Agreement shall remain in effect.

Upon signing this Agreement, a warrant (the Warrant) exercisable for an aggregate of 300,000 shares of CMNI common stock (the Warrant Shares) at the exercise price of $.01 will be issued to FP. The Warrant and the Warrant Shares will be locked up for a period of one year (the Lock-Up Period). During this period, FP shall not, directly of indirectly, (a) sell, transfer, assign, offer, pledge, contract to sell, transfer or assign, grant any option, right or warrant to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, either privately or publicly pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, any of the Warrant or the Warrant Shares (the Locked-Up Securities), or (b) enter into any swap or other arrangement that transfers or assigns to another person or entity, in whole or in part, any of the economic benefits, obligations or other consequences of any nature of ownership of the Locked-Up Securities, whether any such transaction are to be settled by delivery of the locked-Up Securities in cash or otherwise. Notwithstanding the restrictions set forth in this agreement, during the Lock-Up Period FP shall be (“PHI”), all other customer information and other information relating to this Agreement. Unless otherwise stated in writing by CMNI, all information disclosed by CMNI or its subsidiaries to FP shall remain confidential without CMNI or its subsidiaries being obligated to specifically identify, by notice or any other action, any information or material as to which the protection of this Agreement is desired.

FP will, after receipt of any Confidential Information, and at all times treat as confidential all Confidential Information, and will not use the Confidential Information except as expressly set forth herein or otherwise authorized in writing, will implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the Confidential Information and will not disclose the Confidential Information to any third party except to (a) those who need to use the Confidential Information in performance of their services for or on behalf of CMNI or its subsidiaries, or (b) as may otherwise be required pursuant to the order of any law or governmental FP requiring disclosure; provided that FP shall first notify CMNI of such order and afford CMNI the opportunity to seek a protective order relating to such disclosure. Notwithstanding the above, FP will not be liable to CMNI with regard to any Confidential Information which:

•	is now available or becomes available to the public without breach by FP of this Agreement;

•	is known by FP at the time of disclosure and is not subject to restriction;

•	is developed or learned by FP completely independently of the Confidential Information received by CMNI;

•	is lawfully obtained from a third party which has the right to make such disclosure free of any secrecy or confidentiality restrictions; or

•	is released for publication or use by CMNI or its subsidiaries in writing.

Non-Competition and Non-Solicitation:

For so long as this Agreement remains in effect and for a period of one year after the termination thereof for any reason, FP will not directly or indirectly (as a consultant, independent contractor or otherwise):

permitted to transfer (a) Locked-Up Securities to transferees for estate planning purposes, so long as any such transferee signs a written instrument satisfactory to CMNI in its sole discretion evidencing such transferee’s agreement to be bound by this agreement with respect to the Lock-Up Securities so transferred, and (b) commencing 90 days after the registration of the Warrant Shares is declared effective, 25,000 Warrant Shares each month.

Account Closing:

When the Injured Workers Pharmacy contract is closed, FP shall be entitled to a 3% commission on gross revenue generated by CMNI under such contract. Each commission will be paid within 15 days after CMNI is paid in respect of the applicable gross revenue; provided that such commission payments shall terminate upon the termination of this Agreement, except that any commission payments that were earned while this Agreement remained in effect shall be paid after the termination of this Agreement within the applicable 15-day period referenced above.

Expenses:	CMNI shall reimburse FP for all reasonable and documented out-of-pocket expenses directly related to its provision of services under this Agreement.

Term:	This Agreement shall remain in effect for twelve (12) months, starting on April 1, 2006, unless sooner terminated as provided below.

Termination:	Either party may terminate this Agreement for any reason (or no reason) by providing the other party with 30 days’ prior written notice.

Confidential Information:

For purposes of this Agreement, “Confidential Information” means any information or compilation of information that is proprietary to CMNI and its subsidiaries and relates to CMNI’s or its subsidiaries’ existing or reasonably foreseeable business, including, but not limited to, any information disclosed by CMNI or its subsidiaries to FP about their business which is in oral, written, graphic, machine readable or other tangible form and is described, without limitation, as trade secrets, copyright, data documents, proprietary information, software programs, software source documents, models, inventions, know-how, processes, product, samples, design data, design details and specifications, engineering, financial forecasts, marketing plans, sales technologies, existing or potential customer lists, protected health information

(a) engage in consulting to or acting as an independent contractor for businesses, which engage in the stock and bill of durable medical equipment to hospitals, surgical centers or physicians;

(b) solicit, entice, induce or encourage any of CMNI’s or its subsidiaries’ customers or suppliers or potential customers to alter their relationship with CMNI or its subsidiaries in any way; or

(c) solicit, entice, induce or encourage any of CMNI’s or its subsidiaries’ employees, independent contractors, vendors or consultants to alter their relationship with CIVINI or its subsidiaries in any way.

Remedies:

In the event of any breach by FP of the provisions relating to “Confidential Information” and “Non-Competition and Non- Solicitation” above (all such provisions, the Restrictive Covenants), the Warrant, to the extent then unexercised, shall terminate, and any Warrant Shares acquired by FP through the exercise of the Warrant shall be repurchased by CMNI for their aggregate exercise price. In addition, in the event of any breach or threatened breach of the Restrictive Covenants, CMNI and its subsidiaries shall be entitled, in addition to any then available legal remedies, to injunctive relief and other equitable remedies to prevent any such breach or threatened breach without having to prove the inadequacy of any then available legal remedies. In the event that any of the Restrictive Covenants are deemed to be unenforceable by a court of competent jurisdiction by virtue of any or all of their duration, scope or geographic limitation, they shall be limited by such court to whatever reasonable duration, scope or geographic limitation, as the case may be, such court determines, and thereafter shall be enforceable, as so limited, as if such limited duration, scope or geographic limitation, as the case may be, were originally set forth herein.

Indemnification:

CMNI shall indemnify and hold harmless FP from and against any and all damages, claims and liabilities it may suffer arising from any and all actions, statements, errors and/or omissions of FP in connection with its performance of its duties under this Agreement, except for any such damages, claims and liabilities arising from its negligence or willful misconduct in the performance of such duties with respect to which CMNI shall have no indemnification obligations. FP shall indemnify and hold harmless CMNI, its subsidiaries and their respective directors, officer, employees and agents, from and against any and all damages, claims and liabilities they may suffer arising from the negligence or willful misconduct of FP or its employees and agents in the performance of FP’s duties under this Agreement.

Waiver:	No waiver of any provision hereof shall be effective unless set forth in a written agreement signed by all parties hereto.

Governing Law:	This Agreement shall be governed by and shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

Amendment:	This Agreement may not be amended or modified except by a written instrument duly executed on behalf of FP and CMNI.

EXECUTED under seal as of April 1, 2006.

FP Associates

By:	/s/ illegible

Name:

Title:

China Media Networks International, Inc.

By:	/s/ Brian Lesperance

Name:

Title: